Exhibit 10.5
LONG-TERM PERFORMANCE CASH PROGRAM

INTRODUCTION

PNM Resources, Inc. (the “Company”) has adopted the PNM Resources, Inc. Long-Term Performance Cash Plan (the “Plan”). Under the Plan, the Board Governance and Human Resources Committee1(the “Committee”) of the Company’s Board of Directors has the power to issue Performance Cash awards (the “Awards”) to eligible participants. The Plan sets forth the general guidelines pursuant to which Performance Cash will be awarded.

The following describes the objectives of the Program, its various elements, and how the Program is intended to function.

PROGRAM OBJECTIVES

Through grants of Awards, the Program is designed to motivate and retain participants by rewarding them for their contributions towards the Company’s achievement of superior financial performance measured by comparison to an industry index.

EFFECTIVE DATES

The Program is effective for the period from January 1, 2004 until the performance period ending December 31, 2010 or until the Committee so designates, whichever is earlier. The Committee reserves the right to adjust, amend or suspend the Program in its discretion.

ADMINISTRATION

The Program will be administered by the Committee. The Committee will have the sole authority and discretion to interpret the Program, approve Awards and perform all other duties necessary to administer the Program. The Committee’s interpretation of the Program, any Awards granted under the Program, any Agreement issued under the Program, and all decisions and determinations by the Committee with respect to the Program are final, binding, and conclusive on all parties.

ELIGIBILITY

As a general matter, all Officers of the Company and its affiliates shall participate the Program, but the Committee retains discretion to select eligible participants from among employees of the Company and its affiliates.

1  Now known as the Human Resources and Compensation Committee

PROGRAM DESCRIPTION

•	Overview

Awards may be issued to participants when the Company’s Total Shareholder Return (TSR) is at the 40th percentile or above of companies in the S&P Midcap 400 Utility Index for each Performance Period. A target award is set for each participant level (the “Target”). Participants may earn a minimum of 0% to a maximum of 200% of the Target award.

•	Award Opportunity

Award amounts are based on the Company’s TSR performance relative to companies in the S&P Midcap 400 Utility Index for each Performance Period. Results will be interpolated between the established targets below to reward for incremental performance. The Target Award for each award level are as follows:

Award Level	Target Award
Chair, President and CEO	$287,000
Executive Vice Presidents	$88,000
Senior Vice Presidents	$50,000
Vice Presidents	$21,000

Awards are paid for PNM Resources, Inc. TSR performance relative to companies in the S&P Midcap 400 Utility Index as follows:

Performance	Award
85th percentile and above	200% of target award
55th percentile	100% of target award
40th percentile	50% of target award
Less than 40th percentile	0%

Note: Participants that are hired after the start date of a Performance Period will be eligible for a pro-rata award.

•	TSR Calculation

TSR will be calculated by using the average stock price including dividends over the first 30 days and the last 30 days of the Performance Period.

•	Performance Period

The “Performance Period” will be a three-year period beginning with the 2004 calendar year. A new Performance Period will begin each year thereafter. Thus, the Performance Periods will overlap. Note: A reduced measurement period will be used to pay partial awards for 2004 and 2005 during the first Performance Period. See explanation under “Award Frequency”.

•	Award Frequency

In general, Awards will be paid upon completion of each Performance Period. This means that there will be awards paid at the end of each 3-year rolling Performance Period. Except as provided below for the first Performance Period, no Award will be made until the end of the Performance Period to which the Award relates.

In order to avoid having a full three-year Performance Period pass before the first award opportunity, participants will be eligible to earn a portion of a full (3-year Performance Period) award at the end of the 2004 and 2005 plan years. The award opportunity during the first three years of the plan will be as follows:

•	In 2004, participants will be eligible for an award equal to 33% of a full award based on the Company’s TSR performance for year 1 (2004) of the Plan.
•	In 2005, participants will be eligible for an award equal to 33% of a full award based on the Company’s TSR performance for years 1 and 2 (2004 and 2005) of the Plan.
•
In 2006, participants will be eligible for an award equal to the remainder of the full award due for the first 3 years of the plan based on the Company’s TSR performance for years 1, 2 and 3 (2004, 2005, and 2006) of the Plan. This will be calculated by determining the full award for the first 3 years of the Plan, and subtracting the partial awards paid in 2004 and 2005.

The chart below illustrates the award schedule that will be used to phase in the plan. Note: As stated above, participants will be eligible for partial awards in years 1,2 and 3 of the Plan, and will be eligible for full awards after year 4 of the Plan.

YEAR 1 (2004)	YEAR 2 (2005)	YEAR 3 (2006)	YEAR 4 (2007)	YEAR 5 (2008)

1-Year Perf. Period	Payout for Year 1
2-Year Performance Period		Payout for Years 1& 2
3-Year Performance Period			Payout for Years 1, 2,3
	3-Year Performance Period			Payout for Years 2,3,4

•	Award Payouts

Awards will be issued to Participants in the form of cash as soon as administratively possible after completion of the then current Performance Period and calculation of the Company’s TSR performance.

•	Disposition of Awards to Employees Who Terminate Employment

Participants who terminate employment due to death, disability, retirement, impaction or change in control shall receive receive a pro-rata award for the number of full months of service during the Performance Period. Distribution of the award shall be at the same time as payment is made to those participants who did not terminate service during the performance period.

Awards will not be issued to any participant who voluntarily or involuntarily terminates employment prior to the end of a Performance Period for any reason other than those described above.

•	Forfeiture of Awards

Any participant who terminates employment on or before the day on which awards are distributed will not be eligible for payment of a Long-Term Cash Plan award.

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